EXHIBIT 24.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Center Financial Corporation on Form S-8 of our report, dated February 14, 2002, on the balance sheet of California Center Bank as of December 31, 2001, and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2001, appearing in the Center Financial Corporation’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 14, 2002, including all amendments.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California

December 3, 2002